QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

                 We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 9, 2001, relating to the financial statements of RightCHOICE Managed Care Inc., which appears in RightCHOICE Managed Care Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000.

        We also consent to the incorporation by reference in this Registration Statement of our report dated June 19, 2001 relating to the financial statements, which appears in the Annual Report of the Blue Cross and Blue Shield of Missouri 401(K) Savings Program on Form 11-K for the year ended December 31, 2000.

PricewaterhouseCoopers LLP

St. Louis, Missouri
February 26, 2002

QuickLinks

CONSENT OF INDEPENDENT ACCOUNTANTS